Exhibit 10.14.5

CONFIDENTIAL TREATMENT

Seventh Amendment to License and Service Agreement

This Seventh Amendment (“Seventh Amendment”) supplements the License and Service Agreement effective March 19, 2008 by and between TeleNav, Inc. (herein “LICENSOR”) and AT&T Mobility LLC (“AT&T”). LICENSOR and AT&T may be referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

A. LICENSOR and AT&T have previously entered into the License and Service Agreement (the “Agreement”) stated above.

B. LICENSOR and AT&T have reviewed certain issues related to the reconciliation of reports and data between the parties.

C. AT&T and LICENSOR have agreed to resolve past reconciliation issues and to work together to avoid any future reconciliation issues as provided in this Seventh Amendment.

THEREFORE, LICENSOR and AT&T agree as follows:

1.	Effective Date. The effective date of this Seventh Amendment is October 27, 2009 (“Seventh Amendment Date”).

2.	Term. This Seventh Amendment will remain in effect as long as the Agreement is in effect.

3.	Subparagraph F of Section 4.4 “Demo Accounts” shall be amended to add the following at the end of such Section:

Notwithstanding the foregoing, effective as of the Seventh Amendment Date, the Parties shall work together in good faith to analyze and identify all legitimate and active Demo accounts among those currently provisioned as Data Feature Customers (3PP) or Direct Bill Customers (Qpass). Such efforts shall be completed by the Parties by no later than March 31, 2010. On or before March 31, 2010, the parties will have completed the following actions:

1. All non-legitimate or inactive Demo accounts will be terminated.

2. The parties shall agree upon a fixed number of Demo accounts that shall be permitted for use by AT&T for the remainder of the Term of the Agreement. Such Demo accounts shall be for AT&T sales and marketing teams, shall be free of charge, shall be for use by AT&T personnel (and embedded contractors) and AT&T’s direct and indirect dealers only and only for demonstration. LICENSOR shall provide customary maintenance (i.e., bug fixes, error corrections, workarounds, modifications and updates) for these Information Service licenses. All such demonstration licenses will terminate upon the expiration or termination of this Agreement.

CONFIDENTIAL TREATMENT

The parties acknowledge that prior to the date of this Seventh Amendment AT&T had in excess of [*****] Demo accounts in use. Notwithstanding such use, LICENSOR agrees that no amount shall be due or payable by AT&T for any past Demo accounts that have been in excess of [*****] units and that no amounts shall be due and payable for Demo accounts until the account limitation amount to be agreed is completed as provided in subparagraph 2 above.

4.	Exhibit F, Section 2 “Bundled Product Pricing for AT&T Navigator” shall be amended by including the following new paragraph at the end of the Section:

The parties acknowledge that prior to the Seventh Amendment Date, the parties have not created processes that worked together for LICENSOR to accurately and consistently identify Active Users. The parties agree that as of the Seventh Amendment Date, they shall cooperate to permit LICENSOR to properly account for Suspended Accounts, such that as of April 1, 2010, LICENSOR will formalize the reporting to AT&T of any non-active bundle subscribers per the terms of Exhibit F, Section 2 of the Agreement. AT&T agrees that no refunded amount shall be due by LICENSOR to AT&T for any past non-active bundle subscribers that have been paid for or may be paid in the future by AT&T through March 31, 2010 that if properly reconciled, would not otherwise be payable by AT&T as provided in this Section 2. Thereafter, LICENSOR shall be obligated to properly account for and as necessary refund to AT&T any amounts paid for Suspended Accounts that are not due and payable.

5.	Exhibit F, Section 6 “Reverse Revenue Share” shall be amended by including the following new paragraph at the end of the Section:

The parties acknowledge that prior to the Seventh Amendment Date, the parties have not created processes that worked together for LICENSOR to accurately and consistently identify the amounts payable to AT&T as Reverse Revenue Share. The parties agree that as of the Seventh Amendment Date, they shall cooperate to permit LICENSOR to properly account for Reverse Revenue Share, such that as of April 1, 2010, LICENSOR will formalize the reporting to AT&T for Reverse Revenue Share per the terms of Exhibit F, Section 6 of the Agreement. AT&T agrees that no Reverse Revenue Share shall be due by LICENSOR to AT&T for any past non-reported End Users or non-reported End Users that that may occur through March 31, 2010, that if properly reported, would result

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT

in payment of Reverse Revenue Share to AT&T as provided in this Section 2. Thereafter, LICENSOR shall be obligated to properly account for and pay to AT&T all Reverse Revenue Share to which AT&T is entitled pursuant to the terms of this Section 6.

6.	A new Section 8 “Reconciliation Activities” shall be added to Exhibit F which shall be as follows:

The Parties acknowledge and agree that proper reporting of End Users and related fees and payment obligations are materially important to the ongoing success of the relationship of the parties. Therefore, the parties agree to continue to work together in good faith to reconcile subscribers between their respective systems. In addition, the Parties agree to work together in good faith to reconcile subscribers between their respective systems [*****]. Such [*****] reconciliation process shall permit the parties to perform a general reconciliation and agreement of the billings between the parties for the [*****] period.

7.	This Seventh Amendment complies with Section 13.13 (Amendment) of the Agreement and is, therefore, integrated into the Agreement pursuant to Section 13.14 (Entire Agreement) of the Agreement.

8.	This Seventh Amendment is subject to the Agreement and in the event of any conflict between a provision of the Agreement and a provision in this Seventh Amendment; the provision of this Seventh Amendment will govern. In all other respects, the Agreement continues in full force and effect.

AGREED TO BY:

TELENAV, INC.		AT&T Mobility LLC, on behalf of its affiliates doing business as AT&T in the Area

By:	/s/ Douglas S. Miller	By:	/s/ Ted Woodbery
(Authorized Signature)		(Authorized Signature)

Name:	Douglas S. Miller	Name:	Ted Woodbery
Title:	CFO	Title:	VP
Date:	10/26/2009	Date:	10/27/09

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.